Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Helios and Matheson Analytics Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement as of April 13, 2018.

Dated: April 13, 2018

Verizon Communications Inc.
/s/ Anthony T. Skiadas
(Signature)

Anthony T. Skiadas
Senior Vice President and Controller
(Name/Title)

Oath Inc.
/s/ Mark Roszkowski
(Signature)

Mark Roszkowski
Vice President
(Name/Title)